EXHIBIT 5.1

Dennis Brovarone
ATTORNEY AND COUNSELOR AT LAW
18 Mountain Laurel Drive
Littleton, CO 80127
Phone 303 466 4092 / Fax 303 466 4826

July 7, 2010

Board of Directors
Desert Canadians Ltd.
15057 Stony Plain Road, Suite 200
Edmonton, Alberta, Canada T5P 4W17

Re:  Registration Statement on Form S-1

Gentlemen:

You have requested my opinion as to the legality of the issuance by Desert Canadians, Ltd., a Delaware corporation (the "Corporation"), of 90,000 shares of Common Stock (the "Shares") being offered by the named selling securities holders pursuant to a Registration Statement on Form S-1 (the "Registration Statement") to be filed on or about July 7, 2010.

Pursuant to your request I have reviewed and examined:

     (1) The Certificate of Incorporation of the Corporation;
     (2) The Bylaws of the Corporation;
     (3) Certain resolutions of the Director of the Corporation;
     (4) The Registration Statement; and
     (5) Such other matters as I have deemed relevant to my opinion.

Based upon the foregoing, and subject to the qualifications set forth below, I am of the opinion that the Shares offered by the named selling securities holders are duly authorized, legally issued, fully paid and non-assessable pursuant to the Certificate of Incorporation of the Corporation, Bylaws of the Corporation and Delaware law.   My opinion is subject to the qualification that no opinion is expressed herein as to the application of state securities or Blue Sky laws.

Not withstanding the above, I consent to the use of this opinion in the Registration Statement and to the reference to me in the Legal Matters section of the Prospectus contained in the Registration Statement. In giving my consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act.

I hereby consent to the use of this opinion in the Registration Statement.

Very truly yours,

/s/Dennis Brovarone
Dennis Brovarone
Attorney at Law